Execution Version

AMENDED AND RESTATED ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT is dated as of August 3, 2021, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and VALIC COMPANY I, a Maryland corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Adviser and the Corporation are parties to that certain Investment Advisory Agreement, dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the Small Cap Growth Fund (the “Fund”), a series of the Corporation; and

WHEREAS, the Corporation, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, an advisory fee at the annual rates set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser has agreed to waive a portion of its fees under the Advisory Agreement, in the amounts set forth herein; and

WHEREAS, at a meeting held on August 2-3, 2021, the Board of Directors of the Corporation approved a change to the calculation of the amount of the waiver set forth herein so that the amount of the waiver is based on the Fund’s average daily net assets as opposed to its average monthly net assets.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser shall waive its Advisory Fee under the Advisory Agreement with respect to the Fund so that the Advisory Fee payable by the Fund is equal to 0.82% on the first $100 million of the Fund’s average daily net assets, and 0.77% on average daily net assets over $100 million.

2.

This Agreement shall continue in effect until September 30, 2022, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Directors of the Corporation who (i) are not “interested persons” of the Corporation or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Advisory Fee Waiver Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name:	Thomas M. Ward
Title:	Authorized Signatory

VALIC COMPANY I, on behalf of the Small Cap Growth Fund, a series thereof

By:	/s/ Gregory R. Kingston
Name: Gregory R. Kingston
Title:	Treasurer and Principal Financial Officer